UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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MULLEN AUTOMOTIVE INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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MULLEN AUTOMOTIVE INC.

1405 Pioneer Street

Brea, California 92821

(714) 613-1900

SUPPLEMENT DATED July 13, 2022

TO THE

PROXY STATEMENT DATED June 10, 2022

FOR THE

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON July 26, 2022

On June 10, 2022, Mullen Automotive Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission, which was distributed in connection with the Company’s Annual Meeting of Stockholders scheduled for July 26, 2022 (the “Annual Meeting”). The Company is providing this supplemental disclosure in respect of Proposal 4 “APPROVAL, FOR PURPOSES OF COMPLYING WITH NASDAQ LISTING RULE 5635(C), OF THE ISSUANCE OF SHARES OF COMMON STOCK TO OUR CHIEF EXECUTIVE OFFICER PURSUANT TO A PERFORMANCE STOCK AWARD AGREEMENT,” as described in the Proxy Statement.

PROPOSAL 4: APPROVAL, FOR PURPOSES OF COMPLYING WITH NASDAQ LISTING RULE 5635(C), OF THE ISSUANCE OF SHARES OF COMMON STOCK TO OUR CHIEF EXECUTIVE OFFICER PURSUANT TO A PERFORMANCE STOCK AWARD AGREEMENT

On May 5, 2022, the Board (1) determined that the grant of performance equity awards to the Chief Executive Officer (“CEO Performance Award”) pursuant to the Performance Stock Award Agreement (the “PSA Agreement”) was advisable and in the best interests of the Company and its stockholders and (2) approved entering into the PSA Agreement and the grant of the CEO Performance Award. Stockholder approval is required for shares of common stock to be issued under the plan, as described below. The full text of the PSA Agreement is attached to this proxy statement as Appendix A. The CEO Performance Award represents the right of Mr. Michery to receive shares of common stock of the Company based on the achievement of milestones, subject to the terms and conditions set forth in the PSA Agreement.

The Board approved the CEO Performance Award upon the recommendation of the Compensation Committee. In connection with the Board approval, Mr. Michery abstained from the vote to approve the entering into the PSA Agreement and the grant of the CEO Performance Award. References to “Mr. Michery” in this section mean David Michery unless the context requires otherwise.

As noted below, Nasdaq Listing Rule 5635(c) of the Nasdaq Stock Market LLC (“Nasdaq”) requires approval of a listed company’s stockholders with respect to the establishment of any equity compensation arrangement pursuant to which stock may be acquired by officers, directors, employees, or consultants, regardless of whether or not such authorization is required by law or by the listed company’s charter. The PSA Agreement provides that the Company is not obligated to issue shares underlying such PSAs until the Company stockholders have voted to approve the PSA Agreement. Further, the PSA Agreement provides that if the Company’s stockholders do not approve the CEO Performance Award on or before May 5, 2023, the date that is twelve (12) months after the date the CEO Performance Award was granted, then the CEO Performance Award shall be forfeited. We are therefore seeking stockholder approval to comply with the rules and regulations of Nasdaq and the terms of the PSA Agreement.

Value to Stockholder

The Board of Directors determined it in the best interest of stockholders to retain Mr. Michery with a long-term compensation agreement that is highly aligned with continued stockholder returns. The Board believes that the PSA Agreement is designed to both incentivize Mr. Michery and to provide benefit to the stockholders of the Company. Specifically, the Company believes the PSA Agreement benefits stockholders in the following ways:

1.	Pay for Performance

The PSA Agreement embodies a 100% at-risk performance award consisting exclusively of shares of common stock of the Company with tranches that vest only if significant milestones are achieved. Individual tranches can vest regardless of whether any or all of the other tranches vest. Thus, compensation under the PSA Agreement is incremental and linked to Company performance and aligned with the interests of stockholders.

2.	Incentive for Mr. Michery’s Continued, Long-term Service and High Level of Performance

The Board believes that Mr. Michery’s ongoing active and engaged service is critical to the continued development and long-term interests of the Company. While the Board recognizes that the Company has many valuable employees who have contributed to the Company, the Board believes Mr. Michery’s leadership has been crucial in the Company’s formative years and phases of its early development. The structure of this compensation agreement provides significant motivation for Mr. Michery to deliver stockholder returns and to manage the business with a long-term perspective.

3.	Compensation is non-cash performance based.

Mr. Michery’s compensation under the PSA Agreement requires no cash to be expended by the Company. As a result, the Company will be able to allocate its cash resources to further strategic initiatives that improve the underlying value of the Company’s business operations and financial performance.

The Board believes this award is a “pay-for-performance” compensation program that directly aligns Mr. Michery’s interests with the Company’s long-term plans and the interests generally of both the Company and its stockholders.

Methodology

In consideration of the achievements the Company has made under Mr. Michery’s leadership and considering the potential for the Company’s future growth, the Compensation Committee of the Board of Directors was tasked with developing an incentive compensation program to encourage Mr. Michery’s continued leadership, and to incentivize him with creating significant stockholder value. The Compensation Committee considered Mr. Michery’s current compensation package, which includes an annual salary of $750,000 and an annual grant of 1 million restricted shares. In addition, the Compensation Committee considered Mr. Michery’s ownership of the Company’s common stock, the significant dilution to his interests since the business combination with Net Element, Inc. and the strong belief that the best outcome for the Company’s stockholders is for Mr. Michery to continue leading the company over the long-term.

Throughout the entire process, which began in February 2022, the Compensation Committee met both formally and informally to discuss Mr. Michery’s compensation plan. They maintained an open dialogue with Mr. Michery to share their ideas, to discuss his views and to negotiate the terms of the award with him. The Compensation Committee provided the Board of Directors with frequent updates on their progress, and the independent, non-interested members of the Board of Directors periodically met with Mr. Michery to express their opinions on the award and to gain an understanding of his commitment and goals for the Company. The Board also used the services of Manatt, Phelps & Phillips, LLP, which serves as outside counsel to the Company, to assist in drafting the PSA Agreement. The Compensation Committee did not calculate an estimate of the grant date “fair value” of the CEO Performance Award. The Compensation Committee did not retain a financial or legal advisor or a compensation consultant in connection with the negotiation of the PSA Agreement.

During this process, the Compensation Committee reviewed several draft agreements and incorporated best practices recommended by counsel. After the process was completed, the Compensation Committee presented terms for a performance award to Mr. Michery. Mr. Michery agreed that the PSA Agreement, substantially as presented, would motivate and incentivize him in leading the Company.

The Compensation Committee designed the PSA Agreement to incentivize and motivate Mr. Michery to continue to lead the Company over the long-term while continuing his current and past standard of involvement and leadership. In the Compensation Committee’s discussions with Mr. Michery, he indicated that the PSA Agreement would accomplish that.

When developing this program, the Compensation Committee considered:

●	What structure would best align the interests of Mr. Michery and the Company’s other stockholders;

●	What milestones should be used to promote stockholder value;

●	The size of each award based on the relative impact of the milestone achieved; and

●	The balance of risks and benefits associated with any award.

The Compensation Committee presented the final PSA Agreement to the Board of Directors with a recommendation that the PSA Agreement be approved. The independent, non-interested members of the Board of Directors reviewed the agreement and considered the recommendation. The Board of Directors concluded that the PSA Agreement would motivate and incentivize Mr. Michery in his continued leadership of the Company on a long-term basis while aligning his interests with those of the Company’s other stockholders and providing significant stockholder value. The Board approved the PSA Agreement, with Mr. Michery abstaining and all other members of the Board of Directors approving the PSA Agreement. Stockholder approval is required for shares of the Company’s common stock to be issued to Mr. Michery in accordance with the PSA Agreement.

Summary of the PSA Agreement

Below is an overview of the material terms of the PSA Agreement. See Appendix A for the full PSA Agreement.

As described in the PSA Agreement, Mr. Michery is eligible to receive shares of common stock of the Company based on the achievement of milestones as described below, and within each milestone the achievement of certain performance tranches, with each tranche representing a portion of shares of common stock that may be issued to Mr. Michery upon achievement of such tranche. Upon the achievement of each tranche of one of the milestones and subject to Mr. Michery continuing as the Chief Executive Officer as of the date of satisfaction of such tranche and through the date the Compensation Committee determines, approves and certifies that the requisite conditions for the applicable tranche have been satisfied, the Company will issue shares of its common stock as specified in the tranche. Each milestone must be achieved within the performance period specified for such milestone, and the latest a milestone may be achieved is December 31, 2024.

Vehicle Delivery Milestones:   For each of the following five vehicle delivery milestone that is satisfied within the performance period specified, the Company will issue to Mr. Michery a number of shares of Common Stock equal to 2% of the Company’s then-current total issued and outstanding shares of Common Stock: (i) Delivery of the Company’s Class One Van to customers for a pilot program under the captured fleet exemption by the end of December 2022; (ii) Procuring full USA certification and homologation (or vehicle approval process) for the sale and delivery of its Class One Van by end of August 2023; (iii) Full USA certification and homologation of the Dragonfly RS sports car by August 2024; (iv) Producing a drivable prototype of its Mullen 5 vehicle for consumers to test by end of October 2023; and (v) Producing a drivable prototype of its Mullen 5 RS High Performance vehicle for consumers to test by end of January 2023.

On May 12, 2022, the Company delivered the Company’s Class One Van under a pilot program to a telecommunications provider in the U.S. Pending approval of the CEO Performance Award by the Company’s stockholders and certification by the Compensation Committee, Mr. Michery will be entitled to such number of shares of Common Stock equal to 2% of the Company’s then-current total issued and outstanding shares of Common Stock at the time the milestone was achieved.

Capital Benchmark Milestones:   For each $100 million raised (a “Capital Tranche”), and subject to an aggregate maximum of raised of $1.0 Billion in equity or debt financing between the date of the Award Agreement and the end of July 2024, the Company will issue a number of shares of Common Stock equal to 1%, of the Company’s then-current total issued and outstanding shares of Common Stock; as of the date a Capital Tranche is achieved.

Additionally, if the Company is included in the Russel Index, the Company will issue to Mr. Michery a number of shares of Common Stock equal to 2% of Mullen’s then-current total issued and outstanding shares as of the date the Company is approved to be included on the Russel Index.

On June 27, 2022, the Company joined the Russell 2000 and 3000 Indexes. Pending approval of the CEO Performance Award by the Company’s stockholders and certification by the Compensation Committee, Mr. Michery will be entitled to such number of shares of Common Stock equal to 2% of the Company’s then-current total issued and outstanding shares of Common Stock at the time the milestone was achieved.

In addition, as stated in the Proxy Statement, on June 7, 2022, the Company entered into a securities purchase agreement, which was amended on June 23, 2022, whereby, subject to approval by the Company’s stockholders, the Company shall secure additional funding of $275 million in the form of a put option pursuant to which, upon the terms and subject to the conditions contained in the purchase agreement and solely upon the request of the Company, the investors party to the agreement will be required to purchase an aggregate of $275 million of the Company’s yet to be created Series D Preferred Stock, par value $0.001 per share, and five-year warrants exercisable for shares of the Company’s common stock. If stockholder approval is obtained for the funding proposal, and to the extent that the Company exercises in full its rights under the purchase agreement, this will result in an achievement of two of the Capital Tranches. Pending approval of the CEO Performance Award by the Company’s stockholders, Mr. Michery will be entitled to such number of shares of Common Stock equal to 1% of the Company’s then-current total issued and outstanding shares of Common Stock upon the achievement of each tranche (i.e., upon each $100 million raised, a new tranche will be achieved and an additional 1% will be issued), subject to the final amount that is raised.

Feature Milestone:   If Mullen enters into an agreement with a manufacturer or provider of equipment, accessory, feature or other product (collectively, “Feature”) by the end of 2023 that sets the Company or its vehicle apart from its competitors or that provides the Company a first mover or first disclosure advantage over its competitors for the Feature, the Company will issue to Mr. Michery a number of shares of Common Stock equal to 5% of the Company’s then-current total issued and outstanding shares of Common Stock as of the date the Feature milestone is achieved.

Distribution Milestone:   For each vehicle distribution milestone set forth below that is satisfied by entering into a joint venture or other distribution agreement by December 31, 2024, the Company will issue to Mr. Michery a number of shares of Common Stock equal to 2% of Mullen’s then-current total issued and outstanding shares of Common Stock for each distribution milestone achieved: (i) agreement with an established local, US dealer or franchise network; and (ii) agreement with an established Latin American or other non-US based dealer or franchise network.

Potential Ownership of Securities and Potential Value that Could be Realized under the PSA Agreement

As of June 2, 2022, the Record Date, Mr. Michery directly owned 7,911,066 shares of the Company’s common stock and had no economic interest in unvested restricted stock unit awards or other convertible securities. Based on 477,510,822 shares of the Company’s common stock outstanding on June 2, 2022, Mr. Michery has an economic interest in 1.7% of the outstanding shares of the Company’s common stock.

In addition, in connection with the business combination with Net Element, Inc., Mr. Michery entered into voting agreements with certain holders of the Company’s securities (the “Voting Agreements”) pursuant to which such holders agreed to vote as directed by Mr. Michery, and also granted Mr. Michery an irrevocable proxy, at an annual or special meeting of stockholders or through the solicitation of a written consent of stockholders on any election of directors of the Company or any proposal to approve a change of control of the Company, which includes a merger, sale or other disposition of the securities of the Company or all or substantially all of its assets. The Voting Agreements have a term of three years or longer.

Pursuant to the Voting Agreements, as of the Record Date, Mr. Michery has voting power: (a) 115,077,407 shares of Common Stock, (b) 186,000 shares of Common Stock issuable upon conversion of 1,860 shares of Series A Preferred Stock, (c) 6,153,000 shares of Common Stock issuable upon conversion of Series C Preferred, (d) 14,417,504 shares of Common Stock issuable upon exercise of warrants, and (e) 4,870,700 shares of Common Stock issuable upon conversion of 4,870,700 shares of Series C Preferred Stock that the grantee of the proxy has the right to purchase until November 5, 2022. Based on 477,510,822 shares of the Company’s common stock outstanding on June 2, 2022, Mr. Michery has voting power over 29.5% of the outstanding shares of the Company’s common stock with regard to the matters covered by the Voting Agreements.

For illustration purposes only, if (i) all shares of common stock subject to the PSA Agreement were to become fully vested, outstanding and held by Mr. Michery as of the Record Date; and (ii) there were no other dilutive events of any kind, we estimate that Mr. Michery would have an economic interest in approximately 24.9% of the outstanding shares of the Company’s common stock, an increase of 23.2%, and voting power over 45.5% of the outstanding shares of the Company’s common stock with regard to the matters covered by the Voting Agreements, an increase of 16.0%.

However, this calculation does not account for any future dilutive events, such as the issuance of additional equity as compensation to employees, as consideration for mergers and acquisitions, or for capital-raising activities, which would have the effect of diluting Mr. Michery’s ownership of the Company’s common stock. Nor does it account for any sales of the Company stock that Mr. Michery will likely have to make in order to pay required taxes or sales of stock by the parties to the Voting Agreements, who are not restricted in selling the shares covered thereby. Any of these events may result in Mr. Michery beneficially owning a smaller percentage of the outstanding shares of the Company’s common stock. In addition, this calculation does not account for the aggregation of successive achievements of the milestones, such that the number of outstanding shares of the Company’s common stock will increase upon each achievement and thus successive achievements will be entitled to a greater number of shares of common stock. This may result in a larger amount of shares being issued overall depending on how many of the milestones and tranches Mr. Michery accomplishes. Therefore, it is impossible to provide the exact or true percentage of Mr. Michery’s future total ownership of the Company’s common stock upon the vesting of one or more tranches of the PSA Agreement.

Further, it is not possible to reliably estimate the value that could be realized under the PSA Agreement because that value depends on the price of shares of the Company’s common stock, which may be affected by a number of factors including the amount of dilution that the Company’s experiences over the course of time for Mr. Michery to achieve the milestones. To help convey the potential value of the award, and for illustration purposes only, if all shares of common stock subject to the PSA Agreement had become fully vested, outstanding and held by Mr. Michery on June 2, 2022, assuming that this would result in the issuance of approximately 148.0 million shares, and based upon a closing price of $1.23 on June 2, 2022, the value of the shares granted would be worth approximately $182.1 million. Should the value of the closing price of the Company’s common stock increase, the value of the shares granted to Mr. Michery could also be substantially higher.

Accounting and Tax Considerations

Accounting Consequences. We follow FASB Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718) for our stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all stock-based compensation awards made to employees and directors based on the grant date “fair value” of these awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award. However, pursuant to ASC Topic 718, stock-based compensation awards that are subject to the approval of stockholders are not deemed granted, solely for accounting purposes, until such approval is obtained. Therefore, the actual aggregate fair value of such awards cannot be computed for accounting purposes prior to the date of such approval. Accordingly, the PSA Agreement is expected to result in the recognition of additional stock-based compensation expense after the date of shareholder approval and over the term of the award.

Federal Income Tax Consequences. The following discussion is a brief summary of the principal United States federal income tax consequences of the PSA Agreement under the U.S. Internal Revenue Code (the “Code”) as in effect on the date of this proxy statement. The following summary assumes that Mr. Michery remains a U.S. taxpayer. The Code and its regulations are subject to change. This summary is not intended to be exhaustive and does not describe, among other things, state, local or non-U.S. income and other tax consequences. The specific tax consequences to Mr. Michery will depend upon his future individual circumstances.

Tax Effect for Mr. Michery. Mr. Michery did not have taxable income from the grant of the PSA Agreement nor will he have taxable income from stockholder approval of the potential issuance of the additional shares for the CEO Performance Award, if such approval occurs. If, and when, Mr. Michery vests in any portion of the PSA Agreement, he will recognize ordinary income calculated as of the market value of the stock units on the date of vesting. Any taxable income recognized in connection with the vesting of the PSA Agreement by Mr. Michery will be subject to tax withholding by the Company. Any additional gain or loss recognized upon any later disposition of the shares will be capital gain or loss.

Tax Effect for the Company. The Company may be entitled to a material tax deduction in connection with the PSA Agreement. In most cases, companies are entitled to a tax deduction in an amount equal to the ordinary income realized by a participant when the stock units vest and the participant recognizes such income. However, Section 162(m) of the Code limits the deductibility of compensation paid to the Company’s CEO and other “covered employees” as defined in Section 162(m) of the Code. No tax deduction is allowed for compensation paid to any covered employee to the extent that the total compensation for that executive exceeds $1 million in any taxable year. Under Section 162(m) of the Code, as most recently amended in March 2021, the Company expects that Mr. Michery will be a covered employee for purposes of Section 162(m) of the Code throughout the duration of the PSA Agreement. Therefore, in any given year in which Mr. Michery vests all or part of the PSA Agreement, the Company will be able to take a tax deduction of $1 million less, regardless of the amount of compensation recognized by Mr. Michery from the PSA Agreement combined with any other type of compensation for the year.

Registration with the Securities and Exchange Commission

If the shares authorized under the PSA Agreement are approved by stockholders, the Company expects to file as soon as practicable after the Annual Meeting a registration statement on Form S-8 with the Securities and Exchange Commission to register the maximum number additional number of shares of common stock that may be issuable pursuant to the award.

Vote Required

Approval of the CEO Performance Award requires the affirmative vote of a majority of the total votes cast of the outstanding shares of the Company’s Common Stock, the Company’s Series A Preferred, and the Company’s Series C Preferred voting on an as-converted basis, together with the Common Stock, assuming the presence of a quorum, at the Annual Meeting. If stockholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the Board are to be voted on this proposal, such shares will be voted in favor of the approval of this proposal.

Mr. Michery has informed the Board of Directors that he will not be exercising any rights under the Voting Agreements regarding this Proposal 4. This means that, for purposes of this vote, Mr. Michery only controls the voting of approximately 1.7% of the total outstanding shares of common stock of the company and that other Company stockholders will determine how to vote the other outstanding shares.

Supporting Statement of the Board

The Company is asking stockholders to vote their shares “FOR” the approval of additional shares to be issued for the proposed CEO Performance Award.

The independent, non-interested members of the Board of Directors, led by the members of the Compensation Committee, spent several months designing a compensation award that they believe will incentivize Mr. Michery while maximizing value for the Company stockholders. As part of this process, the Compensation Committee and the Board of Directors sought to balance a variety of important objectives, including:

●	Aligning Mr. Michery’s interests with those of the Company stockholders by motivating him to achieve growth in the Company through the achievement of certain innovation and commercialization efforts. This, in turn, should generate stockholder value;

●	Encouraging Mr. Michery’s continued leadership and direction of the Company; and

●	Linking Mr. Michery’s compensation to the Company’s performance so that he benefits when the Company stockholders benefit.

The Board believes that it is imperative to retain Mr. Michery, to incentivize him to continue his efforts to guide the Company during this critical point in the Company’s trajectory, and to motivate Mr. Michery to achieve his ambitious goal of making the Company a world leader in electric vehicle manufacturing and distribution.